As filed with the Securities and Exchange Commission on May 15, 2023

Registration No. 333-166693

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1 to Form S-8 (Registration No. 333-166693)

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Premium Nickel Resources Ltd.

(Exact name of registrant as specified in its charter)

Ontario, Canada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 King Street West, Suite 3400

Toronto, Ontario, M5X 1A4

Canada

(Address of principal executive offices)

North American Nickel Inc. Stock Option Plan

(Full title of the plan)

Sarah Zhu

Chief Financial Officer

Premium Nickel Resources Ltd.

100 King Street West, Suite 3400

Toronto, Ontario, M5X 1A4

Canada

(Name and address of agent for service)

(604) 770-4334

(Telephone number, including area code, of agent for service)

With a copy to:

Thomas M. Rose

Nicole A. Edmonds

Troutman Pepper Hamilton Sanders LLP

401 9th Street, N.W., Suite 1000

Washington, D.C. 20004

(202) 274-2950

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company (as defined in Rule 12b-2 of the Exchange Act):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Premium Nickel Resources Ltd. (the “Registrant”) is filing this Post-Effective Amendment No. 1 (this “Amendment”) to the registration statement on Form S-8 (File No. 333-166693), filed with the Securities and Exchange Commission on May 10, 2010 (the “Registration Statement”), to deregister certain securities remaining available for issuance under the Registrant’s North American Nickel Inc. Stock Option Plan (the “Plan”) as described below:

●	Any and all common shares, without par value per share (“Common Shares”), registered but unsold or otherwise unissued under the Plan as of the date hereof pursuant to the Registration Statement, which originally registered up to 5,000,000 Common Shares (as such number may have been adjusted for any share consolidations or other corporate actions).

The Registrant has terminated any and all offerings pursuant to the Registration Statement. The Registrant has further determined that there are no outstanding awards, and no future awards will be granted, under the Plan. Upon the filing of this Amendment, the Registrant hereby removes from registration any and all securities registered but unsold or otherwise unissued under the Plan pursuant to the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada on this 15 day of May, 2023.

PREMIUM NICKEL RESOURCES LTD.

By:	/s/ Sarah Zhu
Sarah Zhu
Chief Financial Officer